CERTIFICATE OF VICE PRESIDENT
T. ROWE PRICE SMALL-CAP VALUE FUND, INC.
Pursuant to Rule 306 of Regulation S-T

         I, the undersigned, David Oestreicher, Vice President of T. Rowe Price Small-Cap Value Fund, Inc. (the “Fund”), do hereby certify that the prospectus for the Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

         WITNESS my hand and the seal of the Fund this April 28, 2011.

                                                            T. Rowe Price Small-Cap Value Fund, Inc.

                                                            /s/David Oestreicher
                                                (Seal)   ___________________________________
                                                            David Oestreicher, Vice President